Remington Energy Corporation
                             Computation of Earnings per Share
                                       Exhibit 11.1
                          (In thousands, except per share amounts)


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

                                               Three Months Ended       Nine Months Ended
                                                  September 30,            September 30,
                                                1998        1997         1998       1997
                                             ---------  ---------    ---------  ---------
Net income (loss) available for basic
  income per share                           $ 24,816   $ (7,581)    $ 21,665   $ (6,236)
 Interest expense on the Notes (net of tax)       519          -        1,548          -
                                             ---------  ---------    ---------  ---------
Net income (loss) available for diluted
  income per share                           $ 25,335   $ (7,581)    $ 23,213   $ (6,236)
                                             =========  =========    =========  =========

Basic income (loss) per share                $   1.22   $  (0.37)    $   1.06   $  (0.30)
                                             =========  =========    =========  =========

Diluted income (loss) per share              $   1.06   $  (0.37)    $   0.97   $  (0.30)
                                             =========  =========    =========  =========

Weighted average
 Class A Stock                                  3,222      3,219        3,222      3,238
 Class B Stock                                 17,147     17,088       17,137     17,341
                                             ---------  ---------    ---------  ---------
Total common shares for basic income
  (loss) per share                             20,369     20,307       20,359     20,579
 Dilutive stock options outstanding
  (treasury stock method) (1)                       -          -            -          -
 Shares assumed issued by conversion of
  the Notes                                     3,488          -        3,488          -
                                             ---------  ---------    ---------  ---------
Total common shares for diluted income
  (loss) per share                             23,857     20,307       23,847     20,579
                                             =========  =========    =========  =========

(1)  Non dilutive.

Potential increase to net income for
  diluted income per share
 Interest expense on Notes (net of tax)                      744                   2,210

Potential issues of common stock for
  diluted income per share
 Weighted average stock options granted           801        417          755        306
 Weighted average shares issued assuming
  conversion of Notes                                      5,007                   5,007

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